Array BioPharma Announces Updates on ARRY-520 Clinical Data at the 2013 International Myeloma Workshop

BOULDER, Colo., April 4, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced that results from two ongoing ARRY-520 clinical trials in multiple myeloma (MM) were presented at the 2013 International Myeloma Workshop in Kyoto, Japan. ARRY-520 is a potent, selective KSP inhibitor with a mechanism of action distinct from other drugs used to treat MM that continues to advance in clinical trials.

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Results on the following trials presented at the meeting include:

ARRY-520 Single Agent Clinical Trial in Patients with Relapsed or Refractory Multiple Myeloma (MM) (Protocol # ARRAY-520-212)

  ARRY-520 demonstrated single agent activity in heavily pretreated patients, with 19 months median Overall Survival and a 16% Overall Response Rate.  These results are similar to those for recently approved products Kyprolis® (carfilzomib) and Pomalyst® (pomalidomide) as single agents in a similar patient population.
  ARRY-520 was generally well tolerated, with the predominant adverse events being transient and non-cumulative neutropenia and thrombocytopenia that were readily managed with growth factors and supportive care.
  Consistent with other reported ARRY-520 study results, there was a low-incidence of non-hematologic adverse events with no treatment-related neuropathy observed.
  Further data on a potential patient selection marker was also presented.  Patients with normal levels of alpha-1-acid glycoprotein (AAG) had a longer median Overall Survival (20.2 months vs 4.5 months), improved median Event Free Survival (5.3 months vs. 2.4 months) and greater Overall Response Rate (24% vs 0%) compared to patients with elevated AAG. The identification of this marker may enable more precise targeting of patient populations who will benefit from ARRY-520.

ARRY-520 Plus Velcade® (bortezomib) Clinical Trial in Patients with Relapsed or Refractory MM (Protocol # ARRAY-520-111)

  ARRY-520 plus Velcade® (bortezomib) combination treatment was generally well-tolerated.  Neutropenia was the most common adverse event and non-hematologic grade 3 or 4 toxicity was infrequent.  Neutropenia was well managed by the use of growth factor support.
  Initial signs of activity, including responses and prolonged stable disease, were observed in this heavily pretreated population, the majority of whom were refractory to prior Velcade treatment.
  An alternate treatment regimen with the addition of low-dose dexamethasone will be evaluated in the study.

"Myeloma patients have been fortunate to have access to multiple versions of proteasome inhibitors and immunomodulatory agents to induce better and longer remissions, but these agents are effective for only so long. In order to continue to make progress in treating this disease, we need new classes of agents that have the ability to treat resistant disease," said Dr. Sagar Lonial, Professor and Vice Chair of Clinical Affairs, Department of Hematology and Medical Oncology, Emory Winship Cancer Institute. "ARRY-520 is a first-in class drug in myeloma with a novel mechanism of action that is well tolerated and importantly shows encouraging clinical activity in heavily pre-treated patients who have limited therapeutic options."

About ARRY-520 for Multiple Myeloma
ARRY-520 is a potent, selective KSP inhibitor with a mechanism of action distinct from other drugs used to treat MM. ARRY-520 acts preferentially on MM cells over terminally differentiated and epithelial cells due to restricted tissue distribution of KSP and the reliance of MM cells on the MCL-1 protein for survival. As predicted from its targeted mechanism, ARRY-520 has exhibited no neuropathy, alopecia or serious gastrointestinal effects at its recommended dose.

ARRY-520 is currently advancing in three clinical trials. Continued positive results in any one of these trials will define a clear path to late stage development:

  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade and dexamethasone therapy.
  Dose escalation trial in combination with Velcade® plus dexamethasone in patients with relapsed or refractory MM.
  Investigator-sponsored dose escalation trial in combination with Kyprolis® in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis will begin a Phase 3 trial on Array-invented MEK162 in NRAS mutant melanoma currently scheduled to start in the first half of 2013 as well as a trial in BRAF mutant melanoma expected later in the year. Also, AstraZeneca announced it intends to start registration trials with selumetinib (an Array invented drug) in non-small cell lung cancer and thyroid cancer during the second half of 2013. Three other Array invented drugs are also approaching Phase 3 decisions by the end of calendar year 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). In addition, Array has seven other clinical-stage programs which have been partnered with leading global pharmaceutical companies. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials or the timing of the completion or initiation of further development of ARRY-520 and our other partnered programs, the likelihood or timing of pivotal trial decisions on our partnered programs, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of April 4, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com